Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS;
FOURTH QUARTER 2010 REVENUES UP 13%, ADJUSTED OPERATING EARNINGS UP 27%,
ADJUSTED NET EARNINGS PER SHARE UP 34%

WELLINGTON, FL, February 3, 2011 – B/E Aerospace (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced fourth quarter and full year 2010 financial results.

FOURTH QUARTER 2010 HIGHLIGHTS VERSUS FOURTH QUARTER PRIOR YEAR

•
Revenues of $541.8 million increased 13.0 percent.  Fourth quarter bookings were approximately $600 million and the book-to-bill ratio was 1.1 to 1.  Fourth quarter orders included strong double digit bookings increases for both consumables and commercial aircraft spares.

•
Adjusted operating earnings of $91.0 million increased 26.6 percent.  Adjusted operating margin of 16.8 percent expanded 180 basis points. Adjusted operating earnings and adjusted operating margin exclude acquisition and severance related costs of $9.2 million.  Operating earnings (on a GAAP basis), including the items mentioned above, were $81.8 million an increase of $9.9 million, or 13.8 percent.

•
Adjusted net earnings per share of $0.47 increased 34.3 percent.  Adjusted net earnings exclude acquisition and severance related costs of approximately $0.06 per share, interest on borrowings in excess of funds deployed for acquisitions of approximately $0.04 per share, and debt prepayment costs of approximately $0.06 per share in 2010 (approximately $0.02 per share in 2009).

•	Free cash flow of $84.8 million, represents a free cash flow conversion ratio of 271.8 percent of net earnings (179.6 percent of adjusted net earnings).

•
Net earnings and earnings per diluted share (on a GAAP basis) were $31.2 million and $0.31 per share, respectively, as compared with net earnings and net earnings per share of $33.3 million and $0.33 per share, respectively in 2009.

•	During the fourth quarter, the company completed two acquisitions, prepaid all of its outstanding bank term debt and put in place a lower cost more flexible revolving credit facility.

FULL YEAR 2010 HIGHLIGHTS VERSUS PRIOR YEAR

•	Revenues of $1.984 billion increased $46.5 million, or 2.4 percent.
•
Adjusted operating earnings of $325.2 million increased 9.8 percent.  Adjusted operating margin of 16.4 percent expanded 110 basis points.  Operating earnings, (on a GAAP basis), were $316.0 million (15.9 percent of revenues) and increased by $19.9 million, or 6.7 percent.

•
Adjusted net earnings per share of $1.61 increased 11.0 percent. Adjusted net earnings exclude the items discussed above and approximately $0.02 per share debt prepayment cost which occurred in the second quarter of 2010. Net earnings and earnings per diluted share (on a GAAP basis), including the items discussed above, were $143.3 million and $1.42 per share, respectively.

•	Free cash flow of $226.9 million, represents a free cash flow conversion ratio of 158.3 percent of net earnings (140.0 percent of adjusted net earnings).
•
Strong orders for both consumables and commercial aircraft segment spares in the fourth quarter of 2010 are sufficiently encouraging that the company is adjusting full year 2011 guidance by dropping the lower end of the guidance range that was previously provided.  The company now expects 2011 net earnings per diluted share of approximately $1.95.

FOURTH QUARTER CONSOLIDATED RESULTS

Fourth quarter 2010 revenues of $541.8 million increased $62.4 million, or 13.0 percent, as compared with the same period of the prior year.  The increase was due to a higher level of revenues reported by the consumables management segment (CMS) and by the commercial aircraft segment (CAS), and reflects the recent acquisitions of TSI Group, Inc. (TSI) and Satair A/S’s aerospace fastener distribution business (Satair) during the fourth quarter of 2010.  For financial reporting purposes, TSI is reported as a component of CAS and Satair is included as a component of CMS.

Fourth quarter 2010 adjusted operating earnings of $91.0 million increased 26.6 percent on the aforementioned 13.0 percent increase in revenues.  Adjusted operating margin was 16.8 percent and expanded 180 basis points as compared with the prior year period.  Adjusted operating earnings growth and adjusted operating margin expansion were driven by ongoing operational efficiency initiatives and an improved revenue mix.  Operating earnings (on a GAAP basis), including the items mentioned above, were $81.8 million and increased by $9.9 million, or 13.8 percent.

Adjusted net earnings per share of $0.47 increased 34.3 percent, reflecting the aforementioned items and an approximate $0.03 per share tax benefit arising from recent legislation which extended the research and development tax credit.  Fourth quarter 2010 net earnings, (on a GAAP basis), were $31.2 million, or $0.31 per diluted share.

Fourth quarter 2010 free cash flow was $84.8 million and represents a free cash flow conversion ratio of 271.8 percent of net earnings (179.6 percent of adjusted net earnings).

Commenting on the company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “During the last few months the company has completed two important financings, has prepaid all of its outstanding indebtedness, and has completed two acquisitions.  We’ve presented our results herein both including and excluding the impacts of the items discussed above on the company’s financial results.  Our fourth quarter adjusted operating earnings growth of 26.6 percent was driven by strong margin expansion by our consumables management segment (CMS) and by our commercial aircraft segment (CAS).  CMS adjusted operating earnings and adjusted operating margin increased 22.7 percent and 210 basis points, respectively, as compared to the fourth quarter of the prior year.  CAS adjusted operating earnings and adjusted operating margin increased 42.8 percent and 280 basis points, respectively, as compared to the fourth quarter of the prior year.  Fourth quarter adjusted earnings before income taxes increased 30.9 percent year-over-year. The free cash flow conversion ratio was 271.8 percent of net earnings (179.6 percent of adjusted net earnings).  Our total backlog, both booked and awarded but unbooked, including the addition of approximately $175 million of backlog from the two businesses acquired in the fourth quarter, is now approximately $5.75 billion.”

“During the fourth quarter we substantially improved our already favorable capital structure by prepaying our $343 million bank term debt and replacing our revolving credit facility with a new $750 million revolving line of credit.  The new revolving line of credit, which currently bears interest at LIBOR plus 250 basis points, reduces our current bank borrowing cost from approximately 5.75 percent to approximately 2.8 percent, provides the company with greater financial flexibility and extends the maturity of the line of credit from July 2013 to December 2015.”

“Based on our record backlog, our expectation of continued growth in passenger travel and attendant increases in capacity, and on our expectation of higher levels of wide-body aircraft deliveries beginning in 2011, we expect full year 2011 earnings per diluted share of approximately $1.95,” concluded Mr. Khoury.

Adjusted operating earnings, adjusted operating margin, adjusted earnings before income taxes, adjusted net earnings, adjusted net earnings per share, free cash flow and free cash flow conversion ratio are non-GAAP financial measures.   For more information see "Reconciliation of Non-GAAP Financial Measures."

FOURTH QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues, and operating earnings by segment, on a GAAP and adjusted basis:

	REVENUES
	Three Months Ended December 31,
	($ in millions)

Segment	2010	2009	% Change
Consumables management	$200.6	$181.1	10.8%
Commercial aircraft	280.8	239.0	17.5%
Business jet	60.4	59.3	1.9%
Total	$541.8	$479.4	13.0%

	OPERATING EARNINGS
	Three Months Ended December 31,
	($ in millions)
		2010		2010 Adjusted to 2009
Segment	2010	Adjusted	2009	% Change
Consumables management	$37.7	$42.1	$34.3	22.7%
Commercial aircraft	39.6	44.4	31.1	42.8%
Business jet	4.5	4.5	6.5	-30.8%
Total	$81.8	$91.0	$71.9	26.6%

Fourth quarter 2010 consumables management segment (CMS) revenues of $200.6 million increased 10.8 percent as compared with the fourth quarter of 2009.  Fourth quarter orders at CMS, exclusive of Satair, grew at a double digit rate versus the fourth quarter of the prior year.  Fourth quarter 2010 CMS adjusted operating earnings of $42.1 million increased 22.7 percent and adjusted operating margin of 21.0 percent increased by 210 basis points.  Including the above mentioned items, CMS operating earnings (on a GAAP basis) for the fourth quarter of 2010 were $37.7 million an increase of 9.9 percent as compared to the prior year period.

Fourth quarter 2010 commercial aircraft segment (CAS) revenues of $280.8 million increased 17.5 percent as compared with the prior year period.  CAS fourth quarter 2010 adjusted operating earnings of $44.4 million increased 42.8 percent and adjusted operating margin of 15.8 percent expanded 280 basis points as compared with the prior year period, primarily due to an improved revenue mix and ongoing operational efficiency initiatives.  Margin expansion at CAS was aided by year-over-year double digit increases in CAS spares sales.  Including the above mentioned items, CAS operating earnings (on a GAAP basis) for the fourth quarter of 2010 were $39.6 million an increase of 27.3 percent as compared to the prior year period.

Fourth quarter 2010 business jet segment revenues of $60.4 million were essentially unchanged as compared with the prior year period.  Operating earnings of $4.5 million decreased $2.0 million or 30.8 percent as compared with the prior year period, primarily due to an unfavorable revenue mix.

FULL YEAR CONSOLIDATED RESULTS

For the year ended December 31, 2010, revenues of $1.984 billion increased 2.4 percent while adjusted operating earnings of $325.2 million increased by 9.8 percent, both as compared with the prior year period.

For the year ended December 31, 2010, adjusted operating margin of 16.4 percent increased by 110 basis points as compared with the prior year.  Full year 2010 operating earnings and operating margin, as reported on a GAAP basis, were $316.0 million and 15.9 percent, respectively, and increased by $19.9 million and 60 basis points, respectively, as compared with the prior year.

For the year ended December 31, 2010, adjusted net earnings and adjusted net earnings per diluted share were $162.0 million and $1.61, respectively, as compared with adjusted net earnings and adjusted net earnings per diluted share of $144.2 million and $1.45, respectively, in the prior year period.  Full year net earnings for 2010 and 2009 as reported on a GAAP basis were $143.3 million, or $1.42 per diluted share, and $142.0 million, or $1.43 per diluted share, respectively.

FULL YEAR SEGMENT RESULTS

The following is a tabular summary and commentary of revenues, and operating earnings by segment, on a GAAP and adjusted basis:

	REVENUES
	Year Ended December 31,
	($ in millions)

Segment	2010	2009	% Change
Consumables management	$772.9	$798.1	-3.2%
Commercial aircraft	997.5	911.3	9.5%
Business jet	213.8	228.3	-6.4%
Total	$1,984.2	$1,937.7	2.4%

	OPERATING EARNINGS
	Year Ended December 31,
	($ in millions)
		2010		2010 Adjusted to 2009
Segment	2010	Adjusted	2009	% Change
Consumables management	$153.2	$157.6	$151.0	4.4%
Commercial aircraft	148.7	153.5	121.0	26.9%
Business jet	14.1	14.1	24.1	-41.5%
Total	$316.0	$325.2	$296.1	9.8%

For the year ended December 31, 2010, CMS revenues of $772.9 million declined 3.2 percent as compared with the prior year period, primarily as a result of lower revenues in the first quarter of 2010 as compared with the first quarter of 2009.  CMS adjusted operating earnings and adjusted operating margin of $157.6 million and 20.4 percent, respectively, increased by $6.6 million and 150 basis points, respectively, as compared with the prior year.  Full year 2010 CMS operating earnings, as reported on a GAAP basis, were $153.2 million, up 1.5 percent as compared with 2009.

Full year 2010 CAS revenues of $997.5 million increased 9.5 percent as compared with 2009.  CAS adjusted operating earnings and adjusted operating margin of $153.5 million and 15.4 percent, respectively, increased $32.5 million and 210 basis points, respectively, as compared with 2009.  The 210 basis point increase in adjusted operating margin was primarily a result of an improved revenue mix and ongoing operational efficiency initiatives.  Full year 2010 CAS operating earnings and operating margin, as reported on a GAAP basis, were $148.7 million (up 22.9 percent versus 2009) and 14.9 percent (up 160 basis points versus 2009), respectively.

For the year ended December 31, 2010, business jet segment revenues of $213.8 million decreased 6.4 percent and operating earnings of $14.1 million decreased $10.0 million or 41.5 percent as compared with the prior year period, primarily as a result of lower revenues and an unfavorable revenue mix in the current year period.

LIQUIDITY AND BALANCE SHEET METRICS

During the fourth quarter, the company prepaid its existing bank term debt and replaced its existing revolving credit facility with a new $750 million revolving credit facility.The amended and restated credit agreement provides for a $750 million senior secured revolving credit facility, which matures in December 2015.

Fourth quarter 2010 free cash flow was $84.8 million and represents a free cash flow conversion ratio of 271.8 percent.  The free cash flow conversion ratio to adjusted net earnings was approximately 179.6 percent.  For the year ended December 31, 2010, free cash flow was $226.9 million and the free cash flow conversion ratio was 158.3 percent (140.0 percent of adjusted net earnings).  At December 31, 2010 cash stood at $78.7 million, net debt, which represents total debt of $1.246 billion less cash, was $1.167 billion and the company’s net debt-to-net capital ratio was 42.1 percent.  At December 31, 2010, the company had no borrowings outstanding on its $750 million revolving credit facility and has no debt maturities until July 2018.

BOOKINGS

Bookings during the fourth quarter of 2010 were solid at approximately $600 million.  The book-to-bill ratio was 1.1 to 1 for the quarter.  Backlog at the end of the quarter, including the addition of approximately $175 million of backlog from the two businesses acquired in the fourth quarter, was approximately $3.05 billion, an increase of approximately 13 percent as compared with the company’s December 31, 2009 backlog.  Supplier furnished equipment (SFE) awards expanded to $2.7 billion.  As a result, total backlog, both booked and awarded but unbooked, expanded to a record $5.75 billion, an increase of almost 11 percent as compared with December 31, 2009.

Commenting on 2010 bookings, Mr. Khoury said, “From a sales and marketing perspective, our commercial aircraft segment had a record year for contract awards.  During the year our main cabin seating platforms were selected by a number of the world’s leading airlines for both their wide-body and narrow-body aircraft.  These coach class seating awards are for seating for both new-buy aircraft and retrofit seating for existing aircraft.  2010 record coach class seating awards were driven primarily by our new patented Pinnacle™ main cabin seating platform, the industry’s lightest full-featured seat.  We successfully launched Pinnacle in late 2009, the Pinnacle seating platform has captured awards to equip more than 1,000 new or existing aircraft.  These awards are initially valued in excess of $400 million and are for both wide-body and narrow-body aircraft.   A number of the new-buy coach class awards that we won resulted in the airlines contemporaneously ordering new coach class seating for their existing aircraft.”

Mr. Khoury continued, “B/E Aerospace was particularly successful in 2010 in the rapidly growing Chinese market.  Our aircraft cabin interior products were selected by a number of China’s leading airlines including Air China, China Southern Airlines, and Hainan Airlines for both their wide-body and narrow-body aircraft fleets.  The awards are initially valued at approximately $200 million.  We have continued to successfully pursue our ambitious objectives in the Chinese aircraft interior equipment market having garnered a majority of all orders over the past several years.”

OUTLOOK

Commenting on the company’s outlook, Mr. Khoury stated, “Currently, a number of factors that significantly influence our business are positive.  The global economy, a key factor in driving global passenger traffic, continues to recover.  As a result, the global airlines are experiencing strong growth in revenues, profitability and liquidity.  Growing passenger traffic is driving smart capacity increases and higher aircraft utilization.  In addition, due to record wide-body backlogs at the major OEM’s, wide-body aircraft deliveries are expected to grow at an approximately 75 percent higher average rate as compared to 2010 deliveries each year from 2011 to 2014 and to continue to catalyze retrofit activity.”

The company’s financial guidance for 2011 is as follows:

•
The company expects orders and backlog to continue to grow in 2011.  The company also expects increasing aftermarket demand for consumables and commercial aircraft segment spares driven by the continuing growth in passenger traffic and attendant increases in capacity, and an expected increase in orders for cabin interior products arising from the expected acceleration in deliveries of new wide-body aircraft beginning in 2011.

•
2011 revenues are expected to be approximately $2.4 billion or approximately 20 percent higher than 2010 revenues, reflecting increased demand for our consumables management and commercial aircraft segment products, and reflecting the inclusion of the fourth quarter 2010 acquisitions for the full year 2011.

•
Strong orders for both consumables and commercial aircraft segment spares in the fourth quarter of 2010 are sufficiently encouraging that the company is adjusting full year 2011 guidance by dropping the lower end of the guidance range that was previously provided.  The company now expects 2011 net earnings per diluted share of approximately $1.95.

•	The 2011 free cash flow conversion ratio is expected to be approximately 100 percent.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled "Forward-Looking Statements" contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, the Company does not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate approximately 50 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		YEAR ENDED
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Revenues	$541.8	$479.4	$1,984.2	$1,937.7
Cost of sales	347.3	314.3	1,263.7	1,268.5
Selling, general and administrative	81.1	65.2	291.7	270.5
Research, development and engineering	31.6	28.0	112.8	102.6

Operating earnings	81.8	71.9	316.0	296.1

Operating earnings, as a percentage of revenues	15.1%	15.0%	15.9%	15.3%

Interest expense, net	30.0	20.7	92.2	88.4
Debt prepayment costs	9.9	3.1	12.4	3.1

Earnings before income taxes	41.9	48.1	211.4	204.6

Income taxes	10.7	14.8	68.1	62.6

Net earnings	$31.2	$33.3	$143.3	$142.0

Net earnings per common share:

Basic	$0.31	$0.34	$1.44	$1.44
Diluted	$0.31	$0.33	$1.42	$1.43

Weighted average common shares:

Basic	100.1	98.9	99.7	98.5
Diluted	101.4	100.0	100.9	99.3

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	December 31,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$78.7	$120.1
Accounts receivable, net	285.4	222.5
Inventories, net	1,372.0	1,247.4
Deferred income taxes, net	36.0	12.1
Other current assets	37.4	20.5
Total current assets	1,809.5	1,622.6
Long-term assets	1,608.5	1,217.5
	$3,418.0	$2,840.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$453.9	$335.7
Total long-term liabilities	1,360.1	1,056.9
Total stockholders' equity	1,604.0	1,447.5
	$3,418.0	$2,840.1

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	Fiscal Year Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$143.3	$142.0
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisition:
Depreciation and amortization	52.4	49.5
Deferred income taxes	45.3	45.3
Non-cash compensation	30.6	24.1
Tax benefits realized from prior exercises of employee stock options	(10.4)	--
Provision (benefit) for doubtful accounts	3.0	(1.6)
Loss on disposal of property and equipment	6.1	2.8
Debt prepayment costs	12.4	3.1
Changes in operating assets and liabilities:
Accounts receivable	(34.2)	55.2
Inventories	(35.7)	(73.1)
Other current assets and other assets	0.7	16.5
Accounts payable and accrued liabilities	82.3	(181.5)
Net cash flows provided by operating activities	295.8	82.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(68.9)	(28.4)
Acquisitions, net of cash acquired	(470.8)	--
Other	(0.4)	(0.9)
Net cash flows used in investing activities	(540.1)	(29.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued, net of expenses	3.3	3.3
Purchase of treasury stock	(6.7)	(1.7)
Proceeds from long-term debt	644.4	--
Principal payments on long term debt	(418.9)	(104.1)
Debt facility and debt prepayment costs	(26.6)	--
Tax benefits realized from prior exercises of employee stock options	10.4	--
Borrowings on line of credit	358.9	--
Repayments on line of credit	(358.9)	--
Net cash flows provided by (used in) financing activities	205.9	(102.5)

Effect of foreign exchange rate changes on cash and cash equivalents	(3.0)	1.5

Net decrease in cash and cash equivalents	(41.4)	(48.0)
Cash and cash equivalents, beginning of year	120.1	168.1
Cash and cash equivalents, end of year	$78.7	$120.1

BE AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “adjusted net earnings” and “adjusted earnings before taxes” and “adjusted operating earnings” and “adjusted operating margin” on a consolidated basis and for each of the consumables management and commercial aircraft segments, and “free cash flow” and “free cash flow conversion ratio” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934.

We define “adjusted net earnings” and “adjusted net earnings before taxes” as net earnings and net earnings as reported under GAAP before taxes, respectively, before acquisition and severance costs related to the fourth quarter 2010 TSI and Satair acquisitions, interest on borrowings in excess of funds deployed for acquisitions, which is reflected by the unused portion of the proceeds from our issuance of our 6.875% Senior Notes due 2020 in September 2010, and debt prepayment costs related to the repayment in full of the term loan facility of our  prior credit facility in the fourth quarter 2010.  During the fourth quarter and year ended December 31, 2009, we incurred debt prepayment costs of $3.1 million related to a prepayment of $100.0 million of borrowings under the term loan agreement of our prior credit facility.

We define “adjusted operating earnings” as operating earnings as reported under GAAP before acquisition and severance costs related to the fourth quarter 2010 acquisition of TSI, in the case of the commercial aircraft segment, and the fourth quarter acquisition of Satair, in the case of the consumables management segment.  “Adjusted operating margin” is adjusted operating earnings reflected as a percentage of revenue for the relevant period on a consolidated or segment basis.

We use adjusted net earnings, adjusted net earnings before taxes, adjusted operating earnings and adjusted operating margin to evaluate and assess the operational strength and performance of our business and of particular segments of our business.  We believe these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the company’s actual operating performance unaffected by the acquisition and severance costs associated with recent acquisitions, the impact of unused borrowings and debt prepayment costs.  These financial measures should not be viewed as a substitute for, or superior to, net earnings, in the case of adjusted net earnings, or operating earnings, in the case of adjusted operating earnings, the most comparable GAAP measures, as a measure of the company’s operating performance.

In addition, the company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The company uses free cash flow to provide investors with an additional perspective on the company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the company’s net earnings or adjusted net earnings.  The company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow.

Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, we are providing the following tables that reconcile the non-GAAP financial measures described above to the most comparable GAAP financial measure:

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS
(In Millions, Except Per Share Data)
	Three	Three
	Months Ended	Months Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Net earnings, as reported	$31.2	$33.3	$143.3	$142.0
Acquisition and severance costs	9.2	-	9.2	-
Interest on borrowings in excess of funds deployed for acquisitions	6.0	-	6.0	-
Debt prepayment costs	9.9	3.1	12.4	3.1
Adjustments to income taxes *	(9.1)	(1.0)	(8.9)	(0.9)
Adjusted net earnings	47.2	35.4	162.0	144.2
Adjusted net earnings per common share	$0.47	$0.35	$1.61	$1.45

Diluted weighted average common shares	101.4	100.0	100.9	99.3

*
Adjustments to income taxes on acquisition and severance costs, interest on borrowing in excess of funds deployed for acquisitions and debt prepayment costs (tax rate of 29.6% 4th quarter 2010 and 32.2% for 2010, and 30.8% 4th quarter 2009 and 30.6% for 2009)

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED EARNINGS BEFORE TAXES
(In Millions)

Three
Months Ended
December 31,
2010
Earnings before taxes	$41.9
Acquisition and severance costs	9.2
Interest on borrowings in excess of funds deployed for acquisitions	6.0
Debt prepayment costs	9.9
Adjusted earnings before taxes	$67.0

RECONCILIATION OF OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)

	Three
	Months Ended	Year Ended
	December 31,	December 31,
	2010	2010
Operating earnings	$81.8	$316.0
Acquisition and severance costs	9.2	9.2
Adjusted operating earnings	$91.0	$325.2

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)

	Three
	Months Ended	Year Ended
	December 31,	December 31,
	2010	2010
Operating earnings	$37.7	$153.2
Acquisition and severance costs	4.4	4.4
Adjusted operating earnings	$42.1	$157.6

RECONCILIATION OF COMMERCIAL AIRCRAFT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)

	Three
	Months Ended	Year Ended
	December 31,	December 31,
	2010	2010
Operating earnings	$39.6	$148.7
Acquisition and severance costs	4.8	4.8
Adjusted operating earnings	$44.4	$153.5

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)

	Three
	Months Ended	Year Ended
	December 31,	December 31,
	2010	2010
Net cash flow provided by operating activities	$124.5	$295.8
Capital expenditures	(39.7)	(68.9)
Free cash flow	$84.8	$226.9